Exhibit 99.1

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION ANNOUNCES

EXECUTIVE LEADERSHIP CHANGES

Warren Rustand, Providence Lead Director, Appointed Interim Chief Executive Officer;

Robert Wilson Appointed Chief Financial Officer

TUCSON, Ariz., November 19, 2012 – The Providence Service Corporation (Nasdaq: PRSC), a leader in home and community based social services and non-emergency transportation services management, today announced that Fletcher Jay McCusker, the Company’s Chief Executive Officer, will retire from the Company to pursue other interests by the end of the year. Effective immediately, Warren Rustand, currently Providence’s Lead Director, has been appointed Interim Chief Executive Officer.

Mr. McCusker will also step down from his role as Chairman of the Board of Directors and as a director. Christopher Shackelton, Managing Partner at Coliseum Capital Management, one of the Company’s largest shareholders, and a director of the Company, will become Chairman of the Board.

The Company also announced that Michael Deitch, Chief Financial Officer, will retire from the Company to pursue other interests by the end of the year. Robert Wilson, formerly a Managing Director at the international accounting firm Grant Thornton within the firm’s Health Care Advisory Services practice, has been appointed Chief Financial Officer.

Mr. Rustand stated, “As the founder that built Providence from a startup social services organization into a business approaching $1 billion in revenue, Fletcher has guided the Company in delivering results for the thousands of patients and customers that Providence serves every day, while delivering positive returns for shareholders. On behalf of the Board, I would like to recognize the insight and leadership that Fletcher has demonstrated throughout his tenure at Providence. Similarly, Michael has contributed much to the success of Providence over the last twelve years. We thank both him and Fletcher for their dedicated service and wish them all the best.

“I’m honored to join a strong and deep leadership team at Providence. Given my time on the Board and experience in the industry, I can assure our valued customers and shareholders that this will be a seamless transition. Joined by Robert Wilson as CFO and a seasoned management team, we will maintain Providence’s high-standards for care and laser-focus on providing value to shareholders. This is an exciting time for Providence. The Company’s operations and financial framework are strong. We recently reported that revenue and adjusted EBITDA are up and this year has been a benchmark year in terms of market share gained and competitive position. We are committed to building on Providence’s success,” said Mr. Rustand

Warren Rustand

Mr. Rustand has served as a director of the company since May 2005 and as lead director since January 2007. Mr. Rustand has served as a director for numerous boards for over 40 public, private, and not-for-profit organizations. The range of these organizations is from multibillion dollar public companies, to midsize, early stage, and startup companies. From 1996 to 1998 Mr. Rustand was chairman and Chief Executive Officer of Rural/Metro Corporation, a medical transportation company. Mr. Rustand received a bachelor degree and masters degree from the University of Arizona in 1965 and 1972, respectively.

Robert Wilson

Until recently, Mr. Wilson was a Managing Director in the Health Care Advisory Services practice of Grant Thornton. He has over 30 years of experience in the health care industry providing large scale comprehensive, integrated performance improvement solutions for health systems. From 2006 to 2008 he served as Chief Financial Officer for Billings Clinic, a community-based hospital and health services company and, prior to that time, Mr. Wilson was a partner at Arthur Andersen. Mr. Wilson served on the board of directors for Rural/Metro Corporation, a medical transportation company, from 2003 to 2011 and from 2004 to 2008 served on the board of Providence Health & Services, a non-profit healthcare system with over 30 hospitals and other healthcare delivery sites in 5 western states. Mr. Wilson received a bachelor degree in Business Administration from the University of Washington and an MBA from California State University, Los Angeles.

Christopher Shackelton

Mr. Shackelton is a Managing Partner at Coliseum Capital Management and has served as a director of Providence since July, 2012. Mr. Shackelton currently serves on the board of directors of LHC Group, Inc. In the past five years, Mr. Shackelton has served on the board of directors for Interstate Hotels & Resorts Inc., a global hotel management company, and Rural/Metro Corporation, a medical transportation company, where he served as Chairman. Mr. Shackelton is currently a Trustee for the Walter S. Johnson Foundation, as well as for multiple Connecticut based charitable organizations. Mr. Shackelton received a bachelor degree in Economics from Yale College in 2001.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 51,000 clients through 574 active contracts at September 30, 2012, with an approximate 14.8 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

CONTACT:

Kelly Sullivan or James Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449